Exhibit 10.12(a)

SUBORDINATION AND INTERCREDITOR AGREEMENT

THIS SUBORDINATION AND INTERCREDITOR AGREEMENT (this "Agreement") is entered into as of November 21, 2014 by and among each "Subordinated Creditor" that is a signatory hereto in its capacity as an owner of Preferred Stock (as defined below) (collectively, the "Subordinated Creditors" and each a "Subordinated Creditor"), Streamline Health Solutions, Inc., a Delaware corporation ("Company"), and Wells Fargo Bank, National Association, a national banking association, as Agent for all Senior Lenders party to the Senior Credit Agreement described below and all Bank Product Providers.
RECITALS
A.Company, as parent, Streamline Health, Inc., an Ohio corporation, as borrower ("Borrower"), Agent and Senior Lenders have entered into a Credit Agreement of even date herewith (as the same may be amended, supplemented or otherwise modified from time to time, the "Senior Credit Agreement") pursuant to which, among other things, Senior Lenders have agreed, subject to the terms and conditions set forth in the Senior Credit Agreement, to make certain loans and financial accommodations to Company and certain of its affiliates. All of Company's and its affiliates' obligations to Agent and Senior Lenders under the Senior Credit Agreement and the other Senior Debt Documents are secured by liens on and security interests in the Collateral (as hereinafter defined).
B.    Company and its affiliates may from time to time obtain Bank Products (as hereinafter defined) and become liable for the Bank Product Obligations (as hereinafter defined) secured by liens and security interests in the Collateral.
C.    Subordinated Creditors are the owners of 100% of the issued and outstanding Series A 0% Convertible Preferred Stock (the "Preferred Stock"). Pursuant to that certain Certificate of Designation of Preferences and Rights and Limitations of Series A 0% Convertible Preferred Stock of Company filed with the Secretary of State of the State of Delaware on August 16, 2012 (the "Certificate of Designation"), Company agreed to redeem or repurchase the Preferred Stock upon the request of the holders of the Preferred Stock in accordance with the terms thereof.
D.    As an inducement to and as one of the conditions precedent to the agreement of Agent and Senior Lenders to consummate the transactions contemplated by the Senior Credit Agreement, Agent and Senior Lenders have required the execution and delivery of this Agreement by each Subordinated Creditor and Company in order to set forth the relative rights and priorities of Agent, Senior Lenders and Subordinated Creditors under the Senior Debt Documents and the Subordinated Debt Documents (as defined below).
NOW, THEREFORE, in order to induce Agent and Senior Lenders to consummate the transactions contemplated by the Senior Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1.Definitions. The following terms shall have the following meanings in this Agreement:
"Affiliate" shall mean, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly, through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of equity interests, by contract or otherwise; provided, that (a) any Person which owns, directly or indirectly, 10% or more of the equity interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
"Agent" shall mean Wells Fargo Bank, National Association, as Agent for the Senior Lenders and the Bank Product Providers, or any other Person appointed by the holders of the Senior Debt as administrative agent for purposes of the Senior Debt Documents and this Agreement.
"Bank Product" shall mean any one or more of the following financial products or accommodations extended to Company or its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards")), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.
"Bank Product Documents" shall mean those agreements entered into from time to time by Company or any of its subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
"Bank Product Obligations" shall mean (a) all obligations, liabilities, reimbursement obligations, fees, and/or expenses owing by Company or its subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Senior Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Company or its subsidiaries.
"Bank Product Provider" shall mean Wells Fargo Bank, National Association or any of its affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider.

"Bankruptcy Code" shall mean Title 11 of the United States Code, as amended from time to time and any successor or statute and all rules and regulations promulgated thereunder.
"Cash Management Services" shall mean any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfers (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
"Collateral" shall mean all of the existing or hereafter acquired property, whether real, personal or mixed, of Company and each other Loan Party (as such term is defined in the Senior Credit Agreement).
"Common Stock" shall have the meaning set forth in the Certificate of Designation.
"Disposition" shall mean, with respect to any interest in property, the sale, lease, license or other disposition of such interest in such property
"Distribution" shall mean, with respect to any security, indebtedness or obligation, (a) any payment or distribution by any Person of cash, securities or other property, by set-off or otherwise, on account of such security, indebtedness or obligation, (b) any redemption, purchase or other acquisition of such security, indebtedness or obligation by any Person or (c) the granting of any lien or security interest to or for the benefit of the holders of such security, indebtedness or obligation in or upon any property of any Person. Notwithstanding the foregoing, no conversion of the Preferred Stock by Company, whether at the election of any Subordinated Creditor or Company, into Common Stock shall be deemed to be a Distribution.
"Enforcement Action" shall mean (a) to take from or for the account of Company or any guarantor of the Subordinated Debt, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by Company or any such guarantor with respect to the Subordinated Debt, (b) to initiate or participate with others in any suit, action or proceeding against Company or any such guarantor to (i) to sue for or enforce payment of or to collect the whole or any part of the Subordinated Debt, (ii) commence or join with other Persons to commence a Proceeding with respect to the Subordinated Debt, or (iii) commence judicial enforcement of any of the rights and remedies under the Subordinated Debt Documents or applicable law with respect to the Subordinated Debt, (c) to accelerate the Subordinated Debt, (d) to take any action to enforce any rights or remedies with respect to the Subordinated Debt, (e) to exercise any put option or to cause Company or any such guarantor to honor any redemption or mandatory prepayment obligation under any Subordinated Debt Document, or (f) to exercise any rights or remedies of a secured party under the

Subordinated Debt Documents or applicable law or take any action under the provisions of any state or federal law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of Company or any such guarantor. Notwithstanding the foregoing, neither (i) shall any conversion of the Preferred Stock by Company, whether at the election of a Subordinated Creditor or Company, into Common Stock of Company nor (ii) shall any action taken by any Subordinated Creditor solely to enforce the Certificate of Designation in connection with any such conversion, in either case be deemed to be an Enforcement Action hereunder.
"Hedge Agreements" shall mean a "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
"Hedge Obligations" shall mean any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Company or its subsidiaries under, owing pursuant to, or existing in respect of Hedge Agreements entered into with Hedge Providers.
"Hedge Provider" shall mean Wells Fargo Bank, National Association or any of its affiliates.
"Paid in Full," "Payment in Full," "paid in full" or "payment in full" shall mean, as of any date of determination with respect to the Senior Debt that: (a) all of such Senior Debt (other than (i) contingent indemnification obligations not yet due and payable or with respect to which a claim has not been asserted, (ii) obligations not yet due and payable with respect to letters of credit issued pursuant to the Senior Debt Documents (it being understood that such obligations include commissions, interest, fees, charges, costs and expenses that accrue subsequent to such date of determination in respect of undrawn or drawn letters of credit) and (iii) Bank Product Obligations (other than Hedge Obligations) not yet due and payable but including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Senior Debt) under Hedge Agreements provided by Hedge Providers) has been paid in full in immediately available funds, (b) no Person has any further right to obtain any loans, letters of credit or other extensions of credit under the Senior Debt Documents, (c) any and all letters of credit issued under the Senior Debt Documents have been cancelled and returned (backed by standby letters of credit (issued by a bank, and in form and substance, acceptable to Agent) or cash collateralized, in each case in an amount equal to 105% of the face amount of such letters of credit in accordance with the terms of such documents), (d) any and all Bank Product Obligations (other than Hedge Obligations) have been cancelled (or backed by standby letters of credit (issued by a bank, and in form and substance, acceptable to Agent) or cash collateralized, in each case in an amount reasonably determined by Agent as sufficient to satisfy the estimated credit exposure with respect to the applicable Bank Product Obligations), and (e) any costs, expenses and contingent indemnification obligations which are not yet due and payable but with respect to which a claim has been or may reasonably be expected to be asserted by Agent or a Senior Lender, are backed by standby letters of credit (issued by a bank, and in form and substance, acceptable to Agent) or cash collateralized, in each case in an amount reasonably estimated by Agent to be the amount of costs, expenses and contingent indemnification obligations that may become due and payable.
"Permitted Refinancing" shall mean any refinancing or replacement of the Senior Debt under the WF Loan Documents (or any Permitted Refinancing Senior Debt Documents).
"Permitted Refinancing Senior Debt Documents" shall mean any financing documentation which replaces the WF Loan Documents (or any Permitted Refinancing Senior Debt Documents) and pursuant to which the Senior Debt under the WF Loan Documents (or any Permitted Refinancing Senior Debt Documents) is refinanced or replaced, whether by the same or any other agent, lender or group of lenders, as such financing documentation may be amended, supplemented or otherwise modified from time to time in compliance with this Agreement.
"Person" shall mean any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, governmental, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.
"Proceeding" shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.
"Reorganization Subordinated Securities" shall mean any debt or equity securities of Company or any other Person that are distributed to the Subordinated Creditors in respect of the Subordinated Debt pursuant to a confirmed plan of reorganization or adjustment and that (a) are subordinated in right of payment to the Senior Debt (or any debt or equity securities issued in substitution of all or any portion of the Senior Debt) to at least the same extent as the Subordinated Debt is subordinated to the Senior Debt, (b) do not have the benefit of any obligation of any Person (whether as issuer, guarantor or otherwise) unless the Senior Debt has at least the same benefit of the obligation of such Person, and (c) do not have any terms, and are not subject to or entitled to the benefit of any agreement or instrument that has terms that are more burdensome to the issuer of or other obligor on such debt or equity securities than are the terms of the Senior Debt.
"Senior Debt" shall mean (a) all obligations, liabilities and indebtedness of every nature of Company, Borrower and their respective affiliates from time to time owed to Agent or any Senior Lender under the Senior Debt Documents, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under the Bankruptcy Code, together with any interest, fees, costs and expenses accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest, fees, costs and expenses are allowed and (b) all Bank Product Obligations. Senior Debt shall be considered to be outstanding whenever any loan commitment under any Senior Debt Document is outstanding.
"Senior Debt Documents" shall mean the WF Loan Documents and, after the consummation of any Permitted Refinancing, the Permitted Refinancing Senior Debt Documents.
"Senior Lenders" shall mean the holders of the Senior Debt.
"Subordinated Debt" shall mean any and all of the obligations and amounts payable by Company to any Subordinated Creditor in connection with any repurchase or redemption of the Preferred Stock as evidenced by or incurred pursuant to the Subordinated Debt Documents.
"Subordinated Debt Documents" shall mean the Certificate of Designation, any guaranty with respect to the Subordinated Debt, and all other documents, agreements and instruments now existing or hereinafter entered into evidencing or pertaining to all or any portion of the Subordinated Debt.
"WF Loan Documents" shall mean the Senior Credit Agreement and all other agreements, documents and instruments executed from time to time in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time.
2.    Subordination.
2.1.    Subordination of Subordinated Debt to Senior Debt. Company covenants and agrees, and each Subordinated Creditor likewise covenants and agrees, notwithstanding anything to the contrary contained in any of the Subordinated Debt Documents, that the payment of any and all of the Subordinated Debt shall be subordinate and subject in right and time of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of the Senior Debt. Each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the provisions contained in this Agreement.
2.2.    Liquidation, Dissolution, Bankruptcy. In the event of any Proceeding involving Company:
(a)    All Senior Debt shall first be paid in full before any Distribution, whether in cash, securities or other property, shall be made to any Subordinated Creditor on account of any Subordinated Debt (other than a distribution of Reorganization Subordinated Securities if Subordinated Creditors and Agent have entered into such supplements to or modifications to this Agreement as Agent may reasonably request to reflect the continued subordination of the Reorganization Subordinated Securities to the Senior Debt (or notes or other securities issued in substitution of all or a portion thereof) to the same extent as provided herein).
(b)    Any Distribution, whether in cash, securities or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Subordinated Debt (other than a distribution of Reorganization Subordinated Securities if Subordinated Creditors and Agent have entered into such supplements to or modifications to this Agreement as Agent may reasonably request to reflect the continued subordination of the Reorganization Subordinated Securities to the Senior Debt (or notes or other securities issued in substitution of all or a portion thereof) to the same extent as provided herein) shall be paid or delivered directly to Agent (to be held and/or applied by Agent in accordance with the terms of the Senior Debt Documents) until all Senior Debt is paid in full. Each Subordinated Creditor irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such Distributions to Agent. Each Subordinated Creditor also irrevocably authorizes and empowers Agent, in the name of such Subordinated Creditor, to demand, sue for, collect and receive any and all such Distributions.
(c)    Each Subordinated Creditor agrees to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Debt requested by Agent in connection with any such Proceeding and hereby irrevocably authorizes, empowers and appoints Agent its agent and attorney-in-fact to (i) execute, verify, deliver and file such proofs of claim upon the failure of such Subordinated Creditor promptly to do so prior to 30 days before the expiration of the time to file any such proof of claim and (ii) vote such claim in any such Proceeding upon the failure of such Subordinated Creditor to do so prior to 15 days before the expiration of the time to vote any such claim; provided, Agent shall have no obligation to execute, verify, deliver, file and/or vote any such proof of claim. In the event that Agent votes any claim in accordance with the authority granted hereby, such Subordinated Creditor shall not be entitled to change or withdraw such vote.
(d)    Each Subordinated Creditor agrees that it will consent to, and not object to or oppose any use of cash collateral consented to by Agent or any financing provided by any Senior Lender to Company (or any financing provided by any other Person consented to by Agent) (collectively, "DIP Financing") on such terms and conditions as Agent, in its sole discretion, may decide. In connection therewith, Company may grant to Agent and Senior Lenders or such other lender, as applicable, liens and security interests upon all of the property of Company, which liens and security interests (i) shall secure payment of all Senior Debt (whether such Senior Debt arose prior to the commencement of any Proceeding or at any time thereafter) and all other financing provided by any Senior Lender or consented to by Agent during the Proceeding and (ii) shall be superior in priority to the liens and security interests, if any, in favor of any Subordinated Creditor on the property of Company. If, in connection with any cash collateral use or DIP Financing, any liens and security interests on the Collateral held by Agent are subject to a surcharge or are subordinated to an administrative priority claim, a professional fee "carve out," or fees owed to the United States Trustee, then the liens on the Collateral of such Subordinated Creditor shall also be subordinated to such interest or claim and shall remain subordinated to the liens and security interests on the Collateral of Agent consistent with this Agreement. Each Subordinated Creditor agrees that it will consent to, and not object to or oppose, a sale or other disposition of any property securing all of any part of any Senior Debt free and clear of security interests, liens or other claims of such Subordinated Creditor under the Bankruptcy Code, including Sections 363, 365 and 1129 of the Bankruptcy Code, if Agent has consented to such sale or disposition. Each Subordinated Creditor agrees not to assert any right it may have in any Proceeding arising from Company's use, sale or other disposition of Collateral and agrees that it will not seek (or support any other Person seeking) to have any stay, whether automatic or otherwise, lifted with respect to any Collateral without the prior written consent of Agent. Each Subordinated Creditor agrees that such Subordinated Creditor will not, and will not permit, any of its Affiliates to, directly or indirectly provide, participate in or otherwise support, any financing in a Proceeding to Company without the prior written consent of Agent. No Subordinated Creditor will object to or oppose any adequate protection sought by Agent or any Senior Lender or object to or oppose any motion by Agent to lift the automatic stay or any other stay in any Proceeding. Except for replacement liens on Collateral subordinated to the liens of Agent on such Collateral, no Subordinated Creditor will seek or assert any right it may have for adequate protection of its interest in any Collateral. Each Subordinated Creditor waives any claim it may now or hereafter have arising out of Agent's or Senior Lenders' election, in any Proceeding, of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code by Company, as debtor in possession. Each Subordinated Creditor further agrees that it shall not, without Agent's prior written consent, commence or continue any Proceeding, propose any plan of reorganization, arrangement or proposal or file any motion, pleading or material in support of any motion or plan of reorganization, arrangement or proposal that would materially impair the rights of the Senior Lenders, is in conflict with the terms of this Agreement, or is opposed by Senior Lenders or Agent, or oppose any plan of reorganization or liquidation supported by Agent.
(e)    The Senior Debt shall continue to be treated as Senior Debt and the provisions of this Agreement shall continue to govern the relative rights and priorities of Senior Lenders and Subordinated Creditors even if all or part of the Senior Debt or the security interests securing the Senior Debt are subordinated, set aside, avoided, invalidated or disallowed in connection with any such Proceeding.
2.3.    Subordinated Debt Payment Restrictions. Notwithstanding the terms of the Subordinated Debt Documents, Company hereby agrees that it may not make, and each Subordinated Creditor hereby agrees that it will not accept, any Distribution (other than Reorganization Subordinated Securities as provided in Section 2.2) with respect to the Subordinated Debt until the Senior Debt is paid in full.
2.4.    Subordinated Debt Standstill Provisions. Until the Senior Debt is paid in full, no Subordinated Creditor shall, without the prior written consent of Agent, take any Enforcement Action with respect to the Subordinated Debt or under any Subordinated Debt Document until 180 days have passed from the Maturity Date (as such term is defined in the Senior Credit Agreement) and in any event no earlier than 15 days after Agent's receipt of written notice of such Subordinated Creditor's intention to take any such Enforcement Action. Any Distributions or other proceeds of any Enforcement Action obtained by any Subordinated Creditor shall in any event be held in trust by it for the benefit of Agent and Senior Lenders and promptly paid or delivered to Agent for the benefit of Senior Lenders in the form received until the Senior Debt is paid in full.
2.5.    Incorrect Payments. If any Distribution on account of the Subordinated Debt not permitted to be made by Company or accepted by any Subordinated Creditor under this Agreement is received by any Subordinated Creditor, such Distribution shall not be commingled with any of the assets of such Subordinated Creditor, shall be held in trust by such Subordinated Creditor for the benefit of Senior Secured Parties and shall be promptly paid over to Agent for application (in accordance with the Senior Debt Documents) to the payment of the Senior Debt then remaining unpaid, until all of the Senior Debt is paid in full.
2.6.    Subordination of Liens and Security Interests; Agreement Not to Contest; Sale of Collateral; Release of Liens. Until the Senior Debt has been paid in full, any liens and security interests of any Subordinated Creditor in the Collateral which may exist shall be and hereby are subordinated for all purposes and in all respects to the liens and security interests of Agent and Senior Lenders in the Collateral, regardless of the time, manner or order of perfection of any such liens and security interests and regardless of the validity, perfection or enforceability of such liens and security interests of Agent. Each Subordinated Creditor agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Senior Debt, the Senior Debt Documents, or the liens and security interests of Agent and Senior Lenders in the Collateral securing the Senior Debt. In the event that Company desires to sell, lease, license or otherwise dispose of any interest in any of the Collateral (including the equity interests of Company) and Agent consents to such Disposition, each Subordinated Creditor shall be deemed to have consented to such Disposition and such Disposition shall be free and clear of any liens and security interests of such Subordinated Creditor in such Collateral (and if such Disposition involves the equity interests of Company, each Subordinated Creditor shall release Company from any guaranty or other obligation owing to such Subordinated Creditor) and any purchaser of any Collateral may rely on this Agreement as evidence of such Subordinated Creditor's consent to such Disposition and that such Disposition is free and clear of any liens and security interests of such Subordinated Creditor in such Collateral (and if such Disposition involves the equity interests of Company, that Company is released from any guaranty or other obligation owing to any Subordinated Creditor). In the event that any Subordinated Creditor obtains any liens or security interests in the Collateral, such Subordinated Creditor shall (or shall cause its agent to) promptly execute and deliver to Agent such termination statements and releases as Agent shall request to effect the release of the liens and security interests of such Subordinated Creditor in such Collateral in accordance with this subsection 2.6. In furtherance of the foregoing, each Subordinated Creditor hereby irrevocably appoints Agent its attorney-in-fact, with full authority in the place and stead of such Subordinated Creditor and in the name of such Subordinated Creditor or otherwise, to execute and deliver any document or instrument which such Subordinated Creditor may be required to deliver pursuant to this subsection 2.6.
2.7.    Sale, Transfer or other Disposition of Subordinated Debt.
(a)    No Subordinated Creditor shall sell, assign, pledge, dispose of or otherwise transfer all or any portion of the Subordinated Debt or any Subordinated Debt

Document: (i) without giving prior written notice of such action to Agent, and (ii) unless, prior to the consummation of any such action, the transferee thereof shall execute and deliver to Agent an agreement joining such transferee as a party to this Agreement as a Subordinated Creditor or an agreement substantially identical to this Agreement, providing for the continued subordination of the Subordinated Debt to the Senior Debt as provided herein and for the continued effectiveness of all of the rights of Agent and Senior Lenders arising under this Agreement.
(b)    Notwithstanding the failure of any transferee to execute or deliver an agreement substantially identical to this Agreement, the subordination effected hereby shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of the Subordinated Debt, and the terms of this Agreement shall be binding upon the successors and assigns of Subordinated Creditor, as provided in Section 9 hereof.
2.8.    [Intentionally Omitted].
2.9.    Obligations Hereunder Not Affected. All rights and interest of Senior Secured Parties hereunder, and all agreements and obligations of Subordinated Creditors and Company hereunder, shall remain in full force and effect irrespective of:
(a)    any lack of validity or enforceability of any document evidencing any of the Senior Debt;
(b)    any change in the time, manner or place of payment of, or any other term of, all or any of the Senior Debt, or any other permitted amendment or waiver of or any release or consent to departure from any of the Senior Debt Documents;
(c)    any exchange, subordination, release or non-perfection of any collateral for all or any of the Senior Debt;
(d)    any failure of any Senior Secured Party to assert any claim or to enforce any right or remedy against any other party hereto under the provisions of this Agreement or any Senior Debt Document other than this Agreement;
(e)    any reduction, limitation, impairment or termination of the Senior Debt for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and Company and each Subordinated Creditor hereby waive any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of invalidity, illegality, nongenuiness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Senior Debt; and
(f)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, (i) Company in respect of the Senior Debt or (ii) any Subordinated Creditor in respect of this Agreement.
Each Subordinated Creditor acknowledges and agrees that Senior Secured Parties may in accordance with the terms of the Senior Debt Documents, without notice or demand and without affecting or impairing such Subordinated Creditor's obligations hereunder, (i) modify the Senior Debt Documents; (ii) take or hold security for the payment of the Senior Debt and exchange, enforce, foreclose upon, waive and release any such security; (iii) apply such security and direct the order or manner of sale thereof as Agent and Senior Lenders, in their sole discretion, may determine; (iv) release and substitute one or more endorsers, warrantors, borrowers or other obligors; and (v) exercise or refrain from exercising any rights against Company or any other Person. The Senior Debt shall continue to be treated as Senior Debt and the provisions of this Agreement shall continue to govern the relative rights and priorities of Senior Secured Parties and Subordinated Creditors even if all or part of the Senior Debt or the security interests securing the Senior Debt are subordinated, set aside, avoided, invalidated or disallowed.
2.10.    Marshaling. Each Subordinated Creditor hereby waives any rights it may have under applicable law to assert the doctrine of marshaling or to otherwise require any Senior Secured Party to marshal any property of Company or of any guarantor or other obligor of the Senior Debt for the benefit of any Subordinated Creditor.
2.11.    Application of Proceeds from Sale or other Disposition of the Collateral. In the event of any Disposition (including a casualty loss or taking through eminent domain) of the Collateral, the proceeds resulting therefrom (including insurance proceeds) shall be applied to the Senior Debt in the order and manner set forth in the Senior Debt Documents until such time as the Senior Debt is Paid in Full.
2.12.    Rights Relating to Agent's Actions with respect to the Collateral. Each Subordinated Creditor hereby waives, to the extent permitted by applicable law, any rights which it may have to enjoin or otherwise obtain a judicial or administrative order preventing Senior Secured Parties from taking, or refraining from taking, any action with respect to all or any part of the Collateral. Without limitation of the foregoing, each Subordinated Creditor hereby agrees (a) that it has no right to direct or object to the manner in which a Senior Secured Party applies the proceeds of the Collateral resulting from the exercise by Senior Secured Parties of rights and remedies under the Senior Debt Documents to the Senior Debt, (b) that it waives any right to object to any action or inaction by any Senior Secured Party with respect to exercising its rights or remedies under the Senior Debt Documents or with respect to the Collateral (including in connection with any foreclosure or enforcement of liens in respect of Collateral), and (c) no Senior Secured Party has assumed any obligation to act as the agent for Subordinated Creditor with respect to the Collateral. No Subordinated Creditor shall object to any proposed retention or acceptance of Collateral by a Senior Secured Party in full or partial satisfaction of such Senior Secured Party's Senior Debt and agrees that any such retention or acceptance by a Senior Secured Party shall be free and clear of any and all security interests and liens in favor of any Subordinated Creditor.
2.13.    Insurance Proceeds. Until the Senior Debt has been Paid in Full, Agent shall have the sole and exclusive right, as against each Subordinated Creditor, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of such Collateral. All proceeds of such insurance shall inure to Senior Secured Parties, to the extent of the Senior Debt, and each Subordinated Creditor shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds to the holders of Senior Debt (or any representative thereof). In the event the requisite holders of Senior Debt (or any representative thereof), in their or its sole discretion or pursuant to agreement with Company, permits Company to utilize the proceeds of insurance, the consent of the holders of Senior Debt (or any representative thereof) shall be deemed to include the consent of each Subordinated Creditor.

3.    Modifications.
3.1.    Modifications to Senior Debt Documents. Senior Lenders may at any time and from time to time without the consent of or notice to any Subordinated Creditor, without incurring liability to any Subordinated Creditor and without impairing or releasing the obligations of any Subordinated Creditor under this Agreement, change the manner or place of payment or extend the time of payment of or renew or alter any of the terms of the Senior Debt, or amend in any manner any agreement, note, guaranty or other instrument evidencing or securing or otherwise relating to the Senior Debt.
3.2.    Modifications to Subordinated Debt Documents. Until the Senior Debt has been paid in full, and notwithstanding anything to the contrary contained in the Subordinated Debt Documents, no Subordinated Creditor shall, without the prior written consent of Agent, amend, modify or supplement the Subordinated Debt Documents, the effect of which is to change or add any redemption or repurchase provisions with respect to the Subordinated Debt, including, without limitation, any change to the date of any mandatory redemption of the Preferred Stock such that the date would be earlier than any such date set forth in the Subordinated Debt Documents as in effect on the date hereof.
4.    Representations and Warranties.
4.1.    Representations and Warranties of Subordinated Creditor. Each Subordinated Creditor hereby represents and warrants to Agent and Senior Lenders, as to itself, severally and not jointly, that as of the date hereof: (a) such Subordinated Creditor (other than any Subordinated Creditor who is an individual) is a partnership, limited liability company or corporation, as applicable, duly formed and validly existing under the laws of its jurisdiction of formation or incorporation, as applicable, as set forth on Schedule 1 attached hereto; (b) such Subordinated Creditor has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all necessary action; (c) the execution of this Agreement by such Subordinated Creditor will not violate or conflict with the organizational documents of Subordinated Creditor or any law, regulation or order or require any consent or approval which has not been obtained; (d) the execution of this Agreement by Subordinated Creditor will not require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect); (e) this Agreement is the legal, valid and binding obligation of such Subordinated Creditor, enforceable against such Subordinated Creditor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by equitable principles; (f) such Subordinated Creditor is the sole owner, beneficially and of record, of its respective Subordinated Debt Documents and the Subordinated Debt; and (g) as of the date hereof, the aggregate outstanding amount of the Subordinated Debt held by such Subordinated Creditor is in the respective amount listed on Schedule 2 hereto opposite its legal name. Each Subordinated Creditor hereby represents, warrants and covenants to Agent and Lender Group that from and after the date hereof until all of the Senior Debt has been Paid in Full no portion of the Subordinated Debt shall be secured by any lien or security interest on any real or personal property of any of the Loan Parties.

4.2.    Representations and Warranties of Agent. Agent hereby represents and warrants to Subordinated Creditors that as of the date hereof: (a) Agent is a national banking association; (b) Agent has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action; (c) the execution of this Agreement by Agent will not violate or conflict with the organizational documents of Agent, any material agreement binding upon Agent or any law, regulation or order or require any consent or approval which has not been obtained; and (d) this Agreement is the legal, valid and binding obligation of Agent, enforceable against Agent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles.
5.    Subrogation; Recovery. No Subordinated Creditor will exercise (i) any right of subrogation that it may now or hereafter have or obtain in respect of the rights of Agent or any other Senior Secured Party against Company, any guarantor of any of the Senior Debt or any of the Collateral or (ii) any right to participate in any claim or remedy of Agent and any other Senior Secured Party against Company, any guarantor of any of the Senior Debt or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, in each case until all of the Senior Debt has been Paid in Full. If Agent or any Senior Lender is required to disgorge any proceeds of Collateral, payment or other amount received by such Person (whether because such proceeds, payment or other amount is invalidated, declared to be fraudulent or preferential or otherwise) or turn over or otherwise pay any amount (a "Recovery") to the estate or to any creditor or representative of Company or any other Person, then the Senior Debt shall be reinstated (to the extent of such Recovery) as if such Senior Debt had never been paid and to the extent any Subordinated Creditor has received proceeds, payments or other amounts to which such Subordinated Creditor would not have been entitled under this Agreement had such reinstatement occurred prior to receipt of such proceeds, payments or other amounts, such Subordinated Creditor shall turn over such proceeds, payments or other amounts to Agent for reapplication to the Senior Debt. A Distribution made pursuant to this Agreement to Agent or Senior Lenders which otherwise would have been made to a Subordinated Creditor is not, as between Company and any Subordinated Creditor, a payment by Company to or on account of the Senior Debt.
6.    Modification. Any modification or waiver of any provision of this Agreement, or any consent to any departure by any party from the terms hereof, shall not be effective in any event unless the same is in writing and signed by Agent and Subordinated Creditors, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on any party hereto in any event not specifically required hereunder shall not entitle the party receiving such notice or demand to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.
7.    Further Assurances. Each party to this Agreement promptly will execute and deliver such further instruments and agreements and do such further acts and things as may be reasonably requested in writing by any other party hereto that may be necessary or desirable in order to effect fully the purposes of this Agreement.

8.    Notices. Unless otherwise specifically provided herein, any notice delivered under this Agreement shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or certified or registered United States mail and shall be deemed to have been given (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a business day before 4:00 p.m. (Massachusetts time) or, if not, on the next succeeding business day; (c) if delivered by overnight courier, one business day after delivery to such courier properly addressed; or (d) if by United States mail, four business days after deposit in the United States mail, postage prepaid and properly addressed.
Notices shall be addressed as follows:
If to any Subordinated Creditor (other than Noro-Moseley Partners):

c/o Great Point Partners, LLC
165 Mason Street, 3rd Floor
Greenwich, Connecticut 06830
Attention:    Managing Director
Telecopy:    (203) 971-3320
With a copy to:

Morrison Cohen, LLP
909 Third Avenue
New York, New York 10022
Attention:    David Scherl, Esq.
Telecopy:    (212) 735-8708
If to Noro-Moseley Partners:

3284 Northside Parkway, NW
Suite 525
Atlanta, Georgia 30327
Attention:    Allen Moseley
Telecopy:    (404) 239-9280
If to Company:

1230 Peachtree Street N.E., Suite 600
Atlanta, Georgia 30309
Attention:    Senior Vice President and Chief Legal Counsel
Telecopy:    (404) 446-0059
With a copy to:

Troutman Sanders LLP
600 Peachtree Street, N.E., Suite 5200
Atlanta, Georgia 30308

Attention:    Hazen Dempster, Esq.
Telecopy:    (404) 962-6544
If to Agent or Senior Lenders:

Wells Fargo Bank, National Association
One Boston Place, 18th Floor
Boston, Massachusetts 02108
Attention:    Portfolio Manager – Streamline Health Solutions
Telecopy:    (866) 617-9313
With a copy to:

Goldberg Kohn Ltd.
55 East Monroe Street, Suite 3300
Chicago, Illinois 60603
Attention:    Maria T. McGuire, Esq.
Telecopy:    (312) 863-7442
or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 8.
9.    Successors and Assigns; Permitted Refinancing. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of Agent, Senior Lenders, Subordinated Creditors and Company. To the extent permitted under the Senior Debt Documents, Senior Lenders may, from time to time, without notice to Subordinated Creditors, assign or transfer any or all of the Senior Debt or any interest therein to any Person and, notwithstanding any such assignment or transfer, or any subsequent assignment or transfer, the Senior Debt shall, subject to the terms hereof, be and remain Senior Debt for purposes of this Agreement, and every permitted assignee or transferee of any of the Senior Debt or of any interest therein shall, to the extent of the interest of such permitted assignee or transferee in the Senior Debt, be entitled to rely upon and be the third party beneficiary of the subordination provided under this Agreement and shall be entitled to enforce the terms and provisions hereof to the same extent as if such assignee or transferee were initially a party hereto. Each Subordinated Creditor agrees that any party that consummates a Permitted Refinancing may rely on and enforce this Agreement. Each Subordinated Creditor further agrees that it will, at the request of Agent, enter into an agreement, in the form of this Agreement, mutatis mutandis, with the party that consummates the Permitted Refinancing; provided, that the failure of any such Subordinated Creditor to execute such an agreement shall not affect such party's right to rely on and enforce the terms of this Agreement.
10.    Relative Rights. This Agreement shall define the relative rights of Senior Secured Parties and Subordinated Creditors. Nothing in this Agreement shall (a) impair, as among Company and Senior Secured Parties and as between Company and Subordinated Creditors, the obligation of Company with respect to the payment of the Senior Debt and the Subordinated Debt in accordance with their respective terms or (b) affect the relative rights of Senior Secured Parties or Subordinated Creditors with respect to any other creditors of Company.

11.    Conflict. In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of any of the Senior Debt Documents or the Subordinated Debt Documents, the provisions of this Agreement shall control and govern.
12.    Headings. The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.
13.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
14.    Severability. In the event that any provision of this Agreement is deemed to be invalid, illegal or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as most fully to achieve the intention of this Agreement.
15.    Continuation of Subordination; Termination of Agreement. This Agreement shall be applicable both before and after the commencement of any Proceeding and all converted or succeeding cases in respect thereof. Accordingly, the provisions of this Agreement are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510 of the Bankruptcy Code. This Agreement shall remain in full force and effect until the payment in full of the Senior Debt after which this Agreement shall terminate without further action on the part of the parties hereto; provided, that if any payment is, subsequent to such termination, recovered from any holder of Senior Debt, this Agreement shall be reinstated; provided, further that a Permitted Refinancing shall not be deemed to be payment in full of the Senior Debt. Notwithstanding the foregoing, upon the conversion of all of the shares of Preferred Stock of a Subordinated Creditor into Common Stock, solely as it relates to such Subordinated Creditor, this Agreement shall terminate and be of no further force and effect.
16.    APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.
17.    CONSENT TO JURISDICTION. EACH OF EACH SUBORDINATED CREDITOR AND COMPANY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK CITY OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF MANHATTAN AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH OF EACH SUBORDINATED CREDITOR AND COMPANY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH OF EACH SUBORDINATED CREDITOR AND COMPANY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE

UPON IT BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH SUBORDINATED CREDITOR AND COMPANY AT THEIR RESPECTIVE ADDRESSES SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE 10 DAYS AFTER THE SAME HAS BEEN POSTED.
18.    WAIVER OF JURY TRIAL. EACH SUBORDINATED CREDITOR, COMPANY AND AGENT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE SUBORDINATED DEBT DOCUMENTS OR ANY OF THE SENIOR DEBT DOCUMENTS. EACH SUBORDINATED CREDITOR, COMPANY AND AGENT ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE SENIOR DEBT DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH SUBORDINATED CREDITOR, COMPANY AND AGENT WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVE THEIR JURY TRIAL RIGHTS.

IN WITNESS WHEREOF, each Subordinated Creditor, Company and Agent have caused this Agreement to be executed as of the date first above written.

SUBORDINATED CREDITORS: BIOMEDICAL VALUE FUND, L.P. By: Great Point Partners, LLC, its investment manager By: /s/ David Kroin Name: David Kroin Title: Managing Director

BIOMEDICAL INSTITUTIONAL VALUE FUND, L.P. By: Great Point Partners, LLC, its investment manager By: /s/ David Kroin Name: David Kroin Title: Managing Director

BIOMEDICAL OFFSHORE VALUE FUND, LTD. By: Great Point Partners, LLC, its investment manager By: /s/ David Kroin Name: David Kroin Title: Managing Director

WS INVESTMENTS II, LLC By: Great Point Partners, LLC, its investment manager By: /s/ David Kroin Name: David Kroin Title: Managing Director

Signature Page to Subordination and Intercreditor Agreement

DAVID J. MORRISON By: Great Point Partners, LLC, its investment manager By: /s/ David Kroin Name: David Kroin Title: Managing Director

CLASS D SERIES OF GEF-PS, L.P. By: Great Point Partners, LLC, its investment manager By: /s/ David Kroin Name: David Kroin Title: Managing Director

LYRICAL MULTI-MANAGER FUND, L.P. By: Great Point Partners, LLC, its investment manager By: /s/ David Kroin Name: David Kroin Title: Managing Director

LYRICAL MULTI-MANAGER OFFSHORE FUND, L.P. By: Great Point Partners, LLC, its investment manager By: /s/ David Kroin Name: David Kroin Title: Managing Director

NORO-MOSELEY PARTNERS VI, L.P. By: /s/ Allen Moseley Name: Allen Moseley Title: Member
CHARLES D. MOSELEY By: /s/ Charles D. Moseley

COMPANY: STREAMLINE HEALTH SOLUTIONS, INC., a Delaware corporation By: /s/ Nicholas Meeks Name: Nicholas Meeks Title: Senior Vice President / Chief Financial Officer

Signature Page to Subordination and Intercreditor Agreement

AGENT: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent By: /s/ Stephen Carll Name: Stephen Carll Title: Authorized Signatory

Signature Page to Subordination and Intercreditor Agreement

SCHEDULE 1

Subordinated Creditors	Jurisdiction of Formation
Biomedical Value Fund, L.P.	Delaware
Biomedical Offshore Value Fund, Ltd.	Cayman Islands
Biomedical Institutional Value Fund, L.P.	Delaware
Class D Series of GEF-PS, L.P.	Delaware
Lyrical Multi-Manager Fund, L.P.	Delaware
Lyrical Multi-Manager Offshore Fund, L.P.	Cayman Islands
WS Investments II, LLC	Delaware
Charles Moseley	N/A
Noro-Moseley Partners VI, L.P.	Delaware

SCHEDULE 2

Subordinated Creditors	Jurisdiction of Formation
Biomedical Value Fund, L.P.	$1,245,456.00
Biomedical Offshore Value Fund, Ltd.	$763,293.00
Biomedical Institutional Value Fund, L.P.	$468,510.00
Class D Series of GEF-PS, L.P.	$713,292.00
Lyrical Multi-Manager Fund, L.P.	$381,720.00
Lyrical Multi-Manager Offshore Fund, L.P.	$163,593.00
WS Investments II, LLC	$114,123.00
Charles Moseley	$60,420.00
Noro-Moseley Partners VI, L.P.	$2,960,562.00